Exhibit 11

October 9, 2015

Transamerica Series Trust

4600 S. Syracuse St., Suite 1100

Denver, CO 80237

Ladies and Gentlemen:

We have acted as counsel to Transamerica Series Trust, a Delaware statutory trust (the “Trust”), in its individual capacity, and on behalf of each of its series listed on Exhibit A hereto under “Acquiring Portfolio/Classes” (each an “Acquiring Portfolio”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 9, 2015 (the “Registration Statement”), with respect to each Acquiring Portfolio’s Service Class shares (the “Shares”) of beneficial interest to be issued in exchange for the assets of the corresponding series of the Trust listed on Exhibit A under “Acquired Portfolio/Classes,” as described in the Registration Statement (the “Reorganizations”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b) A copy, certified by the Secretary of State of the State of Delaware, dated as of a recent date, of the Trust’s Certificate of Trust, filed with the Secretary of State of the State of Delaware (the “Certificate of Trust”);

(c) A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Amended and Restated Declaration of Trust (the “Declaration”), the Trust’s By-Laws (the “By-Laws”), and the resolutions adopted by the Trustees of the Trust at a meeting held on September 9-10, 2015, authorizing the Reorganization and the issuance of the Shares on behalf of each Acquiring Portfolio (the “Resolutions”);

(d) A copy of the Registration Statement; and

(e) A copy of the form of the Agreement and Plan of Reorganization to be entered into by the Trust, on behalf of each Acquiring Portfolio (the “Agreement and Plan of Reorganization”).

Transamerica Series Trust

October 9, 2015

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the copy referred to in paragraph (d) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We have also assumed for the purposes of this opinion that the Declaration, the Certificate of Trust, the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and to the further assumptions and limitations hereinafter set forth, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Declaration and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable.

Transamerica Series Trust

October 9, 2015

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP

Exhibit A

Acquired Portfolio/Classes	Acquiring Portfolio/Classes
Transamerica Voya Conservative Allocation VP Service Class	Transamerica Asset Allocation – Conservative VP Service Class

Transamerica Voya Balanced Allocation VP Service Class	Transamerica Asset Allocation – Moderate VP Service Class

Transamerica Voya Moderate Growth Allocation VP Service Class	Transamerica Asset Allocation – Moderate Growth VP Service Class